Exhibit 99.1

SAZKA GROUP ANNOUNCES PRICING OF ITS

SENIOR SECURED NOTES DUE 2027 AND SENIOR SECURED FLOATING

RATE NOTES DUE 2028 IN A COMBINED AGGREGATE PRINCIPAL AMOUNT

OF €600 MILLION

February 2, 2022: SAZKA Group a.s. today announced that it has priced an offering of €600 million in combined aggregate principal amount of notes (the “Offering”) comprising €200 million in aggregate principal amount of additional 3.875% senior secured notes due 2027 to be issued by SAZKA Group a.s. (the “New Senior Secured Notes”) at an issue price of 99.0% and €400 million in aggregate principal amount of senior secured floating rate notes due 2028 to be issued by Allwyn Entertainment Financing (UK) plc (the “Floating Rate Notes”) at an issue price of 99.5% with a margin of 4.125%. The New Senior Secured Notes will be consolidated with, and will be fully fungible with, the existing 3.875% senior secured notes due 2027: (i) in the case of the New Senior Secured Notes issued pursuant to Rule 144A, on February 15, 2022, and (ii) in the case of the New Senior Secured Notes issued under Regulation S, 40 days after February 9, 2022.

The Offering is scheduled to close on February 9, 2022.

The proceeds from the Offering will be used to repay in full the €200 million in aggregate principal amount outstanding under the fixed rate notes due 2022 issued by SAZKA Group Financing a.s. (the “Slovak Bonds”) and in full the outstanding €100 million in aggregate principal amount under the revolving credit facility of SAZKA Group Financing (Czech Republic) a.s. (the “Revolving Credit Facility”), to pay costs, fees and expenses incurred in connection with the Offering, and for general corporate purposes, potentially including bolt-on acquisitions and a €55.0 million amortization of the term loan A of SAZKA Group Financing (Czech Republic) a.s. We expect that the repayment of the amounts outstanding under the Slovak Bonds and the Revolving Credit Facility will be made by the end of March 2022.

About SAZKA Group

SAZKA Group is a leading multi-national lottery operator and the largest pan-European lottery operator as measured by GGR. SAZKA Group operates lotteries in multiple European countries, including Austria, the Czech Republic, Greece and Cyprus, and Italy. SAZKA Group primarily focuses on lotteries, including draw-based and instant-win lottery games, and distributes its products through both physical retail and online channels. In all of the countries in which SAZKA Group operates, it benefits from iconic and long-established brands, reflecting a long history of operations, and distribution networks which are among the largest in each of its respective countries of operations. Substantially all of SAZKA Group’s gaming activities are regulated. SAZKA Group operates under long-term and, in many cases, exclusive licenses and concessions.

Contact:

E:	ir@allwynent.com pr@allwynent.com

https://www.allwynentertainment.com/

Cautionary Statement

The Offering is being made by means of an offering memorandum. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other security and shall not constitute an offer, solicitation or sale in the United States or in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

The Notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdiction of the United States, and may not be offered or sold within the United States, or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws. Accordingly, the Notes are being offered and sold in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons who are outside of the United States in offshore transactions in accordance with Regulation S under the Securities Act.

Promotion of the Notes in the United Kingdom is restricted by the Financial Services and Markets Act 2000 (the “FSMA”), and accordingly, the Notes are not being promoted to the general public in the United Kingdom. This announcement is only addressed to and directed at persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (iii) fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, or (iv) to the extent that doing so does not prejudice the lawful distribution of the announcement to the foregoing, are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). The Notes will only be available to relevant persons and this announcement must not be acted on or relied on by anyone who is not a relevant person. No key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and, therefore, offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. Any offer of the Notes in the UK will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA from a requirement to publish a prospectus for offers of securities. The Notes are not offered, sold, distributed or otherwise made available to any natural person who is a tax resident in the Czech Republic (as determined in accordance with applicable tax law).

This announcement does not constitute and shall not, in any circumstances, constitute a public offering nor an invitation to the public in connection with any offer within the meaning of the Regulation (EU) 2017/1129 (as amended), and any relevant implementing measure in the relevant Member State of the European Economic Area (the “Prospectus Regulation”). The offer and sale of the Notes will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area, from the requirement to produce a prospectus for offers of securities.

Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA. UK MIFIR professionals/ECPs-only/ No UK PRIIPS KID – Manufacturer target market (UK MIFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the United Kingdom.

This press release may include “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements can be identified by the use of forward looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward looking statements include all matters that are not historical facts and include statements regarding SAZKA Group or its affiliates’ intentions, beliefs or current expectations concerning, among other things, the Offering.

By their nature, forward looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Readers are cautioned that forward looking statements are not guarantees of future performance and that SAZKA Group and its affiliates’ actual results of operations, financial condition and liquidity, and the development of the industry in which they operate may differ materially from those made in or suggested by the forward looking statements contained in this press release. In addition, even if the SAZKA Group or its affiliates’ results of operations, financial condition and liquidity, and the development of the industry in which the SAZKA Group operates are consistent with the forward looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. Given these risks and uncertainties, you should not rely on forward looking statements as a prediction of actual results.